EXHIBIT 99.3

                       1Q 2002 EARNINGS CONFERENCE CALL
                Remarks of Michael S. Geltzeiler, SVP and CFO
                               October 31, 2001



Thanks, Tom.

We made progress on cash flow in the quarter. The first quarter for Reader's Digest customarily represents a significant net outflow of cash, as working capital investments are required to support the Q2 promotional campaigns for Books and Home Entertainment and Reader's Digest magazine, as well as the Q2 event driven volumes at QSP and Books Are Fun.

Free cash flow for the quarter was a net use of $94 million. This is $35 million better than the corresponding first quarter of last year, despite the fact that operating profit is significantly below last year.

The principal driver of the favorable cash flow performance is a net $59 million reduction in the use of funds for working capital during first quarter of Fiscal 2002 compared with last year.

Inventories for Q1 2002 grew by only $34 million versus a $51 million increase last year, attributed primarily to the advance purchases of some Books Are Fun products in the previous quarter and lower Books and Home Entertainment mailings in the current quarter.

Accrued liabilities increased in the first quarter versus a decline in first quarter of last year. This reflects significantly reduced variable compensation payments and better overall management of vendor payables.

Net cash flow from Accounts Receivable was also favorable in the quarter relative to prior year. Although the economic slowdown and impact of September 11th resulted in day's sales outstanding being about 4 days higher than Q1 Fiscal 2001, overall receivable management improved from year-end as we worked through the fulfillment outsourcing and oracle implementation challenges that confronted us from year-end.

Our net debt position as of September 30th was $261 million, versus $134 million at year-end, an increase of $127 million. $28 million of this increase represents the settlement of share repurchase that Tom alluded to earlier.

As is customary in this business, daily cash flows begin to turn positive around mid-October, and we are expecting a strong performance in free cash flow for the second quarter.

Finally, there was a significant accounting change. Effective July 1 of this year, we elected early adoption of FAS 142, "Goodwill and Other Intangibles." No goodwill amortization was recognized during first quarter of Fiscal 2002, whereas first quarter of Fiscal 2001 includes goodwill amortization of $5 million, primarily related to Books Are Fun.

In accordance with the accounting standards, the company expects to complete its goodwill impairment assessment by the end of the second quarter.

Tom and I will now answer any questions.